UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G
			      (Amendment No. 2)*

                   Under the Securities Exchange Act of 1934



			       Avanos Medical, Inc.
-----------------------------------------------------------------------------
                                (Name of Issuer)


	                  Common Stock, $0.01 Par Value
-----------------------------------------------------------------------------
                         (Title of Class of Securities)


				   05350V106
-----------------------------------------------------------------------------
                                 (CUSIP Number)


			       December 31, 2023
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the  appropriate  box to  designate the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

=============================================================================
-----------------------------------------------------------------------------
CUSIP NO.  05350V106			13G
-----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

	RGM Capital, LLC		06-16885711
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) [_]
      (b) [_]
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
-----------------------------------------------------------------------------
						(5) SOLE VOTING POWER

     NUMBER OF SHARES					0
     BENEFICIALLY OWNED				_____________________________
     BY EACH REPORTING
     PERSON WITH:				(6) SHARED VOTING POWER

   							3,171,455
						_____________________________

                				(7)  SOLE DISPOSITIVE POWER

      						        0
             					_____________________________

						(8)  SHARED DISPOSITIVE POWER

							3,171,455
						______________________________

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,171,455
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.83 %
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA


=============================================================================
-----------------------------------------------------------------------------
 CUSIP NO.  05350V106			13G
-----------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Robert G. Moses
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
-----------------------------------------------------------------------------
						(5) SOLE VOTING POWER

     NUMBER OF SHARES					0
     BENEFICIALLY OWNED				_____________________________
     BY EACH REPORTING
     PERSON WITH:				(6) SHARED VOTING POWER

   							3,171,455
						_____________________________

                				(7)  SOLE DISPOSITIVE POWER

      						        0
             					_____________________________

						(8)  SHARED DISPOSITIVE POWER

							3,171,455
						______________________________

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,171,455
------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.83 %
------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	HC


=============================================================================
-----------------------------------------------------------------------------
 CUSIP NO.  05350V106			13G
-----------------------------------------------------------------------------
Item 1.

    (a) Name of Issuer

	Avanos Medical, Inc.

    (b)	Address of Issuer's Principal Executive Offices.

	5405 Windward Parkway, Suite 100 South, Alpharetta, GA 30004


Item 2.

    (a)	Name of Person Filing.

	Robert G. Moses
        RGM Capital, LLC

    (b) Address of Principal Business Office, or if None, Residence.

	9010 Strada Stell Court, Suite 105, Naples, FL 34109

    (c) Citizenship.

	United States

    (d) Title of Class of Securities.

	Common Stock, $0.01 Par Value

    (e) CUSIP Number.

	05350V106


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13-d-2(b) or (c),check whether the person filing is a:

(a) [_]  Broker or dealer registered under section 15 of the Act.
(b) [_]  Bank as defined in section 3(a)(6) of the Act.
(c) [_]  Insurance Company as defined in section 3(a)(19) of the Act.
(d) [_] Investment Company registered under section 8 of the Investment Company Act.
(e) [x]  Investment Adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E).
(f) [_]  Employee Benefit Plan or Endowment Fund in accordance with
         Sec. 240.13d-1(b)(1)(ii)(F).
(g) [x] Parent holding company or control person, in accordance with Sec.240.13d-1(b)(1)(ii)(G).
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
(j) [_]  Group, in accordance with Sec.240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

    (a) Amount beneficially owned.

	3,171,455

    (b) Percent of class.

	6.83 %

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
              								0
                                                          --------------------
          (ii)  Shared power to vote or to direct the vote
                                                         	3,171,455
                                                          --------------------
          (iii) Sole power to dispose or to direct the
                disposition of                            		0
                                                          --------------------
          (iv)  Shared power to dispose or to direct the
                disposition of                            	3,171,455
                                                          --------------------


Item 5. Ownership of Five Percent or Less of a Class.

   	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

	Robert G. Moses is the managing member of RGM Capital, LLC, a Delaware limited liability company that serves as investment adviser to, and exercises investment discretion over, a number of investment accounts and investment vehicles. None of those investment accounts or investment vehicles has beneficial ownership of 5% or more of any class of the Common Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	Not applicable


Item 8. Identification and Classification of Members of the Group.

	Not applicable


Item 9. Notice of Dissolution of a Group.

	Not applicable


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2024

					RGM CAPITAL, LLC*

					By:  /s/ Robert G. Moses
					---------------------------
   					Name: Robert G. Moses
					Title: Managing Member


					Robert G. Moses*

					By:  /s/ Robert G. Moses
					---------------------------


* The Reporting Persons disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest.



EXHIBIT INDEX


EXHIBIT B: Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date:  February 13, 2024

					RGM CAPITAL, LLC

					By:  /s/ Robert G. Moses
					---------------------------
					Name: Robert G. Moses
					Title: Managing Member

					Robert G. Moses

					By:  /s/ Robert G. Moses
					---------------------------